FOR IMMEDIATE RELEASE

Alimera Sciences Reports Second Quarter 2023 Results

•	Alimera Acquired U.S. Commercial Rights to YUTIQ®
•	Landmark NEW DAY Study Completed Enrollment with over 300 Patients
•	Consolidated Net Revenue of $17.5 Million Up 20% vs. Second Quarter of 2022
•	Global End User Demand for ILUVIEN Up 13.5% vs. Second Quarter of 2022

ATLANTA, August 10, 2023 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians, and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the second quarter of 2023.

“This was a pivotal quarter for Alimera. We completed a transformational transaction to add YUTIQ to our portfolio, enabling us to further leverage our extensive commercial infrastructure in the U.S., adopt learning from our experience selling behind a uveitis indication in Europe and bring critical mass to our revenue base. The transaction has provided immediate results, despite planned costs of combining the two products in our infrastructure, contributing to the generation of positive Adjusted EBITDA in the second quarter,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “In addition, we completed enrollment in the NEW DAY study which we expect will support consideration of ILUVIEN as a first-line treatment option for DME that can maintain vision longer with fewer injections while highlighting the value of long term, consistent drug delivery in managing the recurrence of retinal disease.”

 Key Second Quarter Highlights:

•

Acquisition of additional commercialization rights for YUTIQ (fluocinolone acetonide intravitreal insert) 0.18mg for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye

•	Revenue of $17.5 million up 20% vs. second quarter of 2022
•	Global ILUVIEN end user demand growth of 13.5% over Q2 2022; YUTIQ added an additional 440 units of end user demand
•	Net loss of $10.7 million versus $3.1 million in Q2 2022 driven primarily by cost associated with financings this year
•	Positive adjusted EBITDA of $900,000 vs. a loss of $1 million in Q2 2022
•	Completion of the NEW DAY Study enrollment with 306 patients; anticipating data in early 2025

Second Quarter 2023 Financial Results

Revenue

Product revenue was up 20% to approximately $17.5 million for Q2 2023, compared to $14.6 million for Q2 2022. The increase was primarily due to the addition of YUTIQ into the U.S. portfolio.  Global end user demand for ILUVIEN in Q2 2023 was 2,601 units, up 13.5% compared to Q2 2022.  In addition, YUTIQ generated an additional 440 units of end user demand in the second quarter from the date of acquisition in late May.

U.S. product revenue increased 34% to approximately $11.9 million for Q2 2023 compared to U.S. product revenue of $8.9 million for Q2 2022. U.S. end user demand for ILUVIEN and YUTIQ in Q2 2023 was 1,500 units, compared to 1,063 of ILUVIEN in Q2 2022.

International net product revenue remained flat at approximately $5.7 million in Q2  2023, compared to approximately $5.7 million in Q2 2022 as a result of deferred shipments to our distributor partners.  International segment end user demand was up 26% to 1,541 units compared to 1,220 units in Q2 2022.

Operating Expenses

Total operating expenses were approximately $16.3 million for Q2 2023, compared to approximately $14.4 million for Q2 2022.   The increase was primarily attributable to approximately $630,000 in bad debt expense, and approximately $1.2 million in amortization of the new intangible asset related to the YUTIQ transaction.

Cash and Cash Equivalents

As of June 30, 2023, Alimera had cash and cash equivalents of approximately $18.8 million, compared to $13.1 million at March 31, 2023.

About Alimera Sciences, Inc.

www.alimerasciences.com

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit .

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA and Adjusted net product revenue, each as defined below, which are non-GAAP financial measures. Alimera uses these measures to supplement the financial information presented on a GAAP basis. Alimera believes that excluding certain items from its GAAP financial results allows management to better understand its ongoing operations and analyze its financial performance from period to period and provides meaningful supplemental information to its investors.

Alimera defines “Adjusted EBITDA” as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, losses on extinguishment of debt, preferred stock dividends, severance expenses, change in fair value of common stock warrants and change in fair value of warrant asset. Alimera believes that Adjusted EBITDA, when taken together with its corresponding GAAP financial measure, provides meaningful supplemental information to its investors regarding its performance by excluding certain items that may not be indicative of its business, results of operations, or outlook. Accordingly, Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022, together with a reconciliation to GAAP net income or loss, its most directly comparable GAAP financial measure, has been presented in the table entitled “Reconciliation of GAAP Loss to Non-GAAP Adjusted EBITDA.”

Alimera is subject to variability of its reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The adjustment of the effects of foreign currency exchange in its international segment as if foreign exchange rates had remained constant with the same periods of 2022, or what Alimera refers to as Adjusted net product revenue, is a non-GAAP measure. Alimera believes that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods and additional insight into the underlying performance of its business outside of the U.S. Accordingly, Adjusted net product revenue for the three and six months ended June 30, 2023 and 2022, together with a reconciliation to GAAP net product revenue, its most directly comparable GAAP financial measure, has been presented in the table entitled

“Reconciliation of GAAP Net Product Revenue to Non-GAAP Adjusted Net Product Revenue.”

These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies, including companies in Alimera’s industry, because not all companies calculate Adjusted EBITDA or Adjusted net product revenue in an identical manner or may use other financial measures to evaluate their performance. Therefore, these non-GAAP financial measures may be limited in their usefulness for comparison between companies.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from or as a substitute for other financial performance measures prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. The principal limitation of these non-GAAP financial measures is that they exclude significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, these non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management. Investors are encouraged not to rely on any single financial measure to evaluate Alimera’s business.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations with respect to its business strategy, future operations, future financial position, Adjusted EBITDA, future revenues and projected costs, Alimera’s prospects, plans and objectives, and timing and outcome of its clinical trials. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s most recently filed Annual Report on Form 10-K, most recently filed Quarterly Report on Form 10-Q, and any of Alimera’s subsequent filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For investor inquiries: For media inquiries: Scott Gordon Jules Abraham for Alimera Sciences for Alimera Sciences scottg@coreir.com julesa@coreir.com # # #

ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)
	(In thousands, except share and per share data)
CURRENT ASSETS:
Cash and cash equivalents	$18,775	$5,274
Restricted cash	32	30
Accounts receivable, net	22,589	19,612
Prepaid expenses and other current assets	3,571	2,892
Inventory	1,055	1,605
Total current assets	46,022	29,413
NON-CURRENT ASSETS:
Property and equipment, net	2,465	2,525
Right of use assets, net	1,277	1,395
Intangible assets, net	104,935	8,957
Deferred tax asset	131	129
Warrant asset	93	183
TOTAL ASSETS	$154,923	$42,602
CURRENT LIABILITIES:
Accounts payable	$8,040	$10,088
Accrued expenses	6,002	3,998
Notes payable	—	25,313
Finance lease obligations	203	333
Total current liabilities	14,245	39,732
NON-CURRENT LIABILITIES:
Notes payable, net of discount	63,954	18,683
Common stock warrants	3,471	—
Accrued licensor payments	21,079	—
Other non-current liabilities	5,944	4,995
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock:
Series A Convertible Preferred Stock	—	19,227
Series B Convertible Preferred Stock	74,725	—
Common stock	88	70
Additional paid-in capital	386,979	378,238
Accumulated deficit	(412,779)	(415,388)
Accumulated other comprehensive loss	(2,783)	(2,955)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	46,230	(20,808)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$154,923	$42,602

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands, except share and per share data)
	(unaudited)
REVENUE:
PRODUCT REVENUE, NET	$17,538	$14,604	$31,084	$26,502
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(2,425)	(2,166)	(4,453)	(3,846)
GROSS PROFIT	15,113	12,438	26,631	22,656
RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,648	3,932	7,812	7,515
GENERAL AND ADMINISTRATIVE EXPENSES	4,373	2,945	8,544	6,185
SALES AND MARKETING EXPENSES	6,434	6,865	12,238	13,718
DEPRECIATION AND AMORTIZATION	1,866	670	2,547	1,359
OPERATING EXPENSES	16,321	14,412	31,141	28,777
LOSS FROM OPERATIONS	(1,208)	(1,974)	(4,510)	(6,121)
INTEREST EXPENSE AND OTHER	(1,694)	(1,383)	(3,361)	(2,747)
UNREALIZED FOREIGN CURRENCY (LOSS) GAIN, NET	(7)	38	(20)	146
LOSS ON EXTINGUISHMENT OF DEBT	(1,079)	—	(1,079)	—
CHANGE IN FAIR VALUE OF WARRANT ASSET	(105)	221	(91)	(331)
CHANGE IN FAIR VALUE OF WARRANT LIABILITY	(5,911)	—	(5,911)	—
NET LOSS BEFORE TAXES	(10,004)	(3,098)	(14,972)	(9,053)
INCOME TAX PROVISION	(25)	(17)	(25)	(17)
NET LOSS	(10,029)	(3,115)	(14,997)	(9,070)
PREFERRED STOCK DIVIDENDS	(669)	—	(683)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(10,698)	$(3,115)	$(15,680)	$(9,070)
NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS — Basic and Diluted	$(1.32)	$(0.45)	$(2.07)	$(1.30)
WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and Diluted	8,093,640	6,999,707	7,565,868	6,995,247

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(unaudited)
GAAP NET LOSS	$(10,029)	$(3,115)	$(14,997)	$(9,070)
Adjustments to net loss:
Interest expense and other	1,694	1,383	3,361	2,747
Provision for taxes	25	17	25	17
Depreciation and amortization	1,866	670	2,547	1,359
Stock-based compensation expenses	216	268	442	581
Unrealized foreign currency exchange losses (gains)	7	(38)	20	(146)
Loss on extinguishment of debt	1,079	—	1,079	—
Change in fair value of common stock warrants	5,911	—	5,911	—
Change in fair value of warrant asset	105	(221)	91	331
Severance expenses	—	37	—	37
NON-GAAP ADJUSTED EBITDA	$874	$(999)	$(1,521)	$(4,144)

RECONCILIATION OF GAAP NET PRODUCT REVENUE TO NON-GAAP ADJUSTED NET PRODUCT REVENUE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(In thousands)
GAAP NET PRODUCT REVENUE	$17,538	$14,604	$31,084	$26,502
Adjustment to net product revenue:
Foreign currency fluctuations, net	136	—	(137)	—
NON-GAAP ADJUSTED NET PRODUCT REVENUE	$17,674	$14,604	$30,947	$26,502